Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2007 Results

NEW YORK, February 5, 2008 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Fourth quarter revenue of $19.1 million, up 8% year-over-year
•	Fourth quarter operating profit of $2.5 million
•	Fourth quarter earnings per share of $0.00, down from $0.26 in the prior-year period
•	Fourth quarter income tax rate of 98.3%

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2007, with revenue of $19.1 million, an increase of 8% year-over-year. Net income was $46,000, with diluted earnings per share (EPS) of $0.00, down from $0.26 in the prior-year period.

“Travelzoo’s latest results were impacted by non-tax deductible losses from our foreign operations in Asia Pacific and Europe,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “As announced frequently in our investor communications over the last twelve months, our strategy of investing in Asia Pacific and Europe affects our reported earnings. We believe that going global is an opportunity to create attractive shareholder value in the future and we want to seize this opportunity.”

North America

North America business segment revenue grew 6% year-over-year to $17.7 million. North America reported operating income of $6.4 million, or 36.3% of revenue, down from operating income of $8.0 million, or 47.9% of revenue, in the prior-year period.

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Asia Pacific

The Asia Pacific business segment reported an operating loss of $2.1 million, compared to an operating loss of $706,000 in the prior quarter. Travelzoo began operations in Hong Kong in April 2007, in Japan in September 2007, in China in October 2007 and in Australia and Taiwan in December 2007.

Europe

Europe business segment revenue grew 52% year-over-year to $1.5 million. Europe reported an operating loss of $1.9 million, compared to an operating loss of $356,000 in the prior-year period. The increase in operating loss was primarily attributable to increased spending on subscriber acquisition and increased salary expense and office expense associated with the start up of operations in Germany and France. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007.

Income Taxes

Travelzoo’s effective income tax rate was 98.3%, up from 46.3% in the prior-year period. The effective tax rate was impacted by operating losses from our Asia Pacific business segment and Europe business segment. These operating losses were treated as having no recognizable tax benefit.

Full Year 2007

Revenue for the year ended December 31, 2007 was $78.9 million, an increase of 14% from the prior year. Operating profit for the year was $20.6 million, or 26.1% of revenue, down from $29.8 million, or 42.8% of revenue, in the prior year. Net income for the year was $9.1 million, compared to $16.8 million in the prior year. Diluted EPS for the year was $0.57, down from $1.01 in the prior year.

Asset Management

Travelzoo used $129,000 of cash for operating activities. Accounts receivable increased $561,000 sequentially and increased $2.7 million over the prior-year period to $10.0 million. Accounts payable decreased $790,000 sequentially and increased $2.1 million over the prior-year period to $5.0 million. Travelzoo exited the quarter with $22.6 million in cash and cash equivalents.

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Product Update

Travelzoo’s focus in 2008 will be on further developing its Web sites and expanding the Travelzoo Network™, an affiliate network of Web sites that list travel deals published by Travelzoo. Further, Travelzoo plans to expand its Shows & Events section and plans to continue testing the publishing of non-travel deals. Travelzoo plans to launch the next generation of SuperSearch™.

Conference Call

Travelzoo will host a conference call to discuss fourth quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 12 million travel enthusiasts in the U.S., Canada, China, France, Germany, Hong Kong, Japan, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™ and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo’s deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Revenues	$19,114	$17,652	$78,911	$69,525
Cost of revenues	738	256	2,097	1,038
Gross profit	18,376	17,396	76,814	68,487
Operating expenses:
Sales and marketing	10,425	7,331	41,440	29,378
General and administrative	5,496	2,394	14,750	9,356
Total operating expenses	15,921	9,725	56,190	38,734

Income from operations	2,455	7,671	20,624	29,753
Other income and expense:
Interest income	205	323	1,309	1,249
Gain (loss) on foreign currency	76	(10)	178	3

Income before income taxes	2,736	7,984	22,111	31,005
Income taxes	2,690	3,699	13,002	14,202
Net income	$46	$4,285	$9,109	$16,803

Basic net income per share	$0.00	$0.28	$0.61	$1.08
Diluted net income per share	0.00	0.26	0.57	1.01

Shares used in computing basic net income per share	14,250	15,250	14,847	15,503
Shares used in computing diluted net income per share	15,484	16,459	16,074	16,712

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$22,641	$33,415
Accounts receivable, net	9,969	7,274
Deposits	272	177
Prepaid expenses and other current assets	1,982	506
Deferred tax assets	1,393	1,980
Total current assets	36,257	43,352

Deposits, less current portion	349	142
Property and equipment, net	622	172
Intangible assets, net	58	34
Total Assets	$37,286	$43,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	4,960	2,839
Accrued expenses	4,608	2,149
Deferred revenue	450	750
Deferred rent	37	—
Income tax payable	—	1,142
Total current liabilities	10,055	6,880

Other non-current liabilities	1,329	3

Common stock	143	153
Additional paid-in capital	—	2,076
Accumulated other comprehensive income (loss)	(180)	22
Retained earnings	25,939	34,566
Total Stockholders’ Equity	25,902	36,817

Total Liabilities and Stockholders’ Equity	$37,286	$43,700

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended December 31		Year ended December 31,
	2007	2006	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46	$4,285	$9,109	$16,803
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	62	28	193	131
Deferred income taxes	584	(932)	584	(929)
Provision for losses on accounts receivable	4	75	(48)	304
Accrued income on short-term investments	—	—	—	(449)
Changes in operating assets and liabilities:
Accounts receivable	(596)	1,508	(2,614)	1,511
Deposits	(204)	(3)	(300)	(95)
Prepaid expenses and other current assets	(894)	73	(1,465)	136
Accounts payable	(771)	340	2,110	440
Accrued expenses	1,511	(1,007)	2,404	(1,278)
Deferred revenue	(20)	168	(302)	449
Deferred rent	38	—	109	—
Income tax payable	—	937	3	285
Other non-current liabilities	111	—	111	—
Net cash provided by (used in) operating activities	(129)	5,472	9,894	17,308

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(292)	(23)	(627)	(119)
Purchase of short-term investments	—	—	—	(14,663)
Sale of short-term investments	—	—	—	35,000
Purchase of intangible assets	(31)	(34)	(36)	(34)
Net cash provided by (used in) investing activities	(323)	(57)	(663)	20,184

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	—	—	(19,823)	(28,579)
Net cash used in financing activities	—	—	(19,823)	(28,579)

Effect of exchange rate on cash and cash equivalents	(160)	23	(182)	33
Net increase (decrease) in cash and cash equivalents	(612)	5,438	(10,774)	8,946
Cash and cash equivalents at beginning of period	23,253	27,977	33,415	24,469
Cash and cash equivalents at end of period	22,641	33,415	22,641	33,415
Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$2,930	$3,694	$13,334	$14,845

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Travelzoo, Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended December 31, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 17,656	$ 1,450	$ 8	$ —	$ 19,114
Intersegment revenue	20	9	—	(29)	—

Total net revenues	17,676	1,459	8	(29)	19,114

Operating income (loss)	$ 6,420	$ (1,906)	$ (2,060)	$ 1	$ 2,455

Three months ended December 31, 2006	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 16,695	$ 957	$ —	$ —	$ 17,652
Intersegment revenue	56	4	—	(60)	—

Total net revenues	16,751	961	—	(60)	17,652

Operating income (loss)	$ 8,026	$ (356)	$ —	$ 1	$ 7,671

Year ended December 31, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 73,061	$ 5,842	$ 8	$ —	$ 78,911
Intersegment revenue	171	14	—	(185)	—

Total net revenues	73,232	5,856	8	(185)	78,911

Operating income (loss)	$ 28,959	$ (5,171)	$ (3,167)	$ 3	$ 20,624

Year ended December 31, 2006	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$ 66,303	$ 3,222	$ —	$ —	$ 69,525
Intersegment revenue	206	10	—	(216)	—

Total net revenues	66,509	3,232	—	(216)	69,525

Operating income (loss)	$ 31,337	$ (1,586)	$ —	$ 2	$ 29,753

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